Exhibit 99.1

CHARLES & COLVARD APPOINTS RETAIL INDUSTRY VETERAN
TO BOARD OF DIRECTORS

- New Board Member Enhances Brand Marketing and Financial Expertise -

RESEARCH TRIANGLE PARK, N.C. – June 1, 2017 – Charles & Colvard, Ltd. (NASDAQ: CTHR), the original and leading worldwide source of created moissanite, appointed Benedetta Casamento to serve on the Company’s Board of Directors, effective May 30. The addition of Ms. Casamento brings the total number of Board members to six, five of whom are independent. In addition, the Board appointed Ms. Casamento to the Board’s Audit Committee.

Suzanne Miglucci, President and CEO of Charles & Colvard, said, “The addition of Benedetta Casamento to our Board of Directors bolsters our retail industry, brand marketing and financial expertise. Benedetta is a renowned retail, fashion and jewelry expert, having served in senior executive roles at The Talbots, Inc., Liz Claiborne Inc. and Saks Fifth Avenue. As president of Liz Claiborne, Claiborne and Monet brands, she was responsible for all aspects of brand management worldwide and implemented several key turnaround strategies, including organizational restructuring and cost reduction programs to strengthen and revitalize the business. We welcome Benedetta at this exciting time of optimization and growth as we live into the new Charles & Colvard brand through our focused sales and marketing efforts.”

Ms. Casamento, 50, is Chairman and President of Allyke, Inc., an artificial intelligence company creating digital imagery insights for retail and other industries. Previously, she served as CEO of luxury lifestyle brand, Calypso St. Barth, and Executive VP of Finance & Operations at The Talbots, Inc. Prior to that, she held various senior leadership positions at Liz Claiborne Inc., including serving as President of Liz Claiborne Brands and President of the Ellen Tracy and Dana Buchman brands. Ms. Casamento started her career at Saks Fifth Avenue.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd., based in the Research Triangle Park area of North Carolina, is the original creator and leading source of Forever One™, Forever Brilliant® and Forever Classic™ moissanite gemstones for fine jewelry. Moissanite is unique, available in three color grades (colorless, near-colorless and faint color) and produced from silicon carbide (SiC) crystals. Charles & Colvard Created Moissanite® is sold with a Limited Lifetime Warranty to wholesale distributors, manufacturers, retailers, TV shopping networks and designers as loose stones or set in a wide variety of quality metal setting options. Charles & Colvard, Ltd. also sells direct to consumers through its wholly owned operating subsidiary, charlesandcolvard.com, LLC, and through third-party marketplaces. Charles & Colvard, Ltd.’s common stock is listed on the NASDAQ Global Select Market under the symbol “CTHR.” For more information, please visit www.charlesandcolvard.com.

Contacts:

Clint J. Pete

Chief Financial Officer

919-468-0399

cpete@charlesandcolvard.com

Investor Relations:

Taglich Brothers, Inc.

Christopher Schreiber

212-661-6886

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